Exhibit 99.1

Feb 27, 2018

Shell Midstream Partners, L.P. 2017 Form 10-K Available on Website

Houston, Feb. 27, 2018 (GLOBE NEWSWIRE) — Shell Midstream Partners, L.P. (NYSE: SHLX) today announced that its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 was filed today with the U.S. Securities and Exchange Commission and can be viewed on the Partnership’s website at www.shellmidstreampartners.com. The filing can be accessed by selecting the ‘Financial Reporting” link.

Also, upon written request, limited partners may receive, free of charge, a printed copy of the Partnership’s Annual Report on Form 10-K, which includes audited financial statements. Requests should be communicated in writing to Shell Midstream Partners, L.P., Attention: Courtney Selinidis, Investor Relations at 150 N. Dairy Ashford, Houston, Texas 77079.

TAX CONSIDERATIONS

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Shell Midstream Partners, L.P.‘s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Shell Midstream Partners, L.P.‘s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.

Nominees and not Shell Midstream Partners, L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

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About Shell Midstream Partners, L.P.

Shell Midstream Partners, headquartered in Houston, Texas, is a fee-based, growth-oriented master limited partnership that owns, operates, develops and acquires pipelines and other midstream assets. Our assets include interests in entities that own crude oil and refined products pipelines and terminals that serve as key infrastructure to (i) transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and (ii) deliver refined products from those markets to major demand centers. Our assets also include interests in entities that own natural gas and refinery gas pipelines which transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

Inquiries:

Shell Media Relations: +1 832 337 4355

Shell Investor Relations North America: +1 832 337 2034